UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): July 9, 2007

Along Mobile Technologies, Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	000-12423	94-2906927
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

No. 88, 9th Floor, Western Part of the 2nd South Ring Road, Xi’an City, Shaanxi Province, PRC (Address of principal executive offices)	710065 (Zip code)

Registrant’s telephone number, including area code: 011-86-29-88360097

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 9, 2007 the Registrant entered into an Investment Relations Agreement (“Agreement”) with CCG Elite Investor Relations (“CCG Elite”), an affiliate of CCG Investor Relations which is an investment relations and strategic communications firm headquartered in Los Angeles, California. The term of the Agreement will commence on July 15, 2007 and shall continue for a period of twelve (12) months. Following the primary term of the engagement, the Agreement will continue on a month-to-month basis and shall be terminable by either party by thirty (30) days advanced written notice.

Pursuant to the Agreement, CCG Elite will develop and implement an investor relations strategic plan that is designed to achieve several objectives, including but not limited to: (1) revising the Registrant’s investment story to capture and define the Registrant’s strategy, key performance indicators and corporate culture; (2) providing strategic counsel to assist the Registrant in successfully becoming listed on a U.S. stock exchange; (3) building relationships with supporters of the stock, including institutional investors and sell-side analysts; (4) increasing the Registrant’s participation in investment conferences focused on the mobile and internet content sector; and (5) significantly increasing the Registrant’s profile with investors, customers, analysts, strategic partners and industry leaders by increasing the frequency and quality of media exposure.

In consideration for these services, the Registrant agrees to pay CCG Elite a retainer of $7,000 per month plus out-of-pocket expense. Furthermore, as an incentive for CCG Elite to achieve the highest sustainable value for the Registrant’s securities, the Registrant agrees to sign and issue to CCG Investor Relations Partners, LLC, a warrant to purchase 200,000 of the Registrant’s restricted common stock at a price of $2.00 per share. The warrant shall have a term of three (3) years and shall include a “Cashless Exercise Provision” as well as “Piggyback Registration Rights.”

A copy of the Engagement Letter for the Commencement of Investor Relations is attached hereto as Exhibit 10.1.

Exhibit No.  Description

10.1   Engagement Letter for the Commencement of Investor Relations

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALONG MOBILE TECHNOLOGIES, INC.

Date: July 18, 2007	By:	/s/ Li Jian Wei
Li, Jian Wei, President